Exhibit (d)(2)

Execution Version

Voting Agreement

This Voting Agreement (this “Agreement”), dated as of April 4, 2022 is entered into by and among Cliffwater Corporate Lending Fund (the “Investor”), a closed-end management investment company that is registered with the U.S. Securities and Exchange Commission (the “SEC”) under the Investment Company Act of 1940, as amended (the “1940 Act”), and Cliffwater LLC (“Cliffwater Adviser”), a Delaware limited liability company, on the one hand, and Carlyle Credit Solutions, Inc., a Maryland corporation (the “BDC”), on the other hand. The Investor, Cliffwater Adviser and the BDC are each sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, Cliffwater Adviser serves as investment adviser to the Investor pursuant to an investment advisory agreement;

WHEREAS, Cliffwater Adviser and the Investor desire for the Investor to make a US$50 million capital commitment to be admitted as a limited partner in CDL Tender Fund 2022-1, L.P., a Delaware limited partnership (the “Feeder Fund”), subject to the terms of the amended and restated limited partnership agreement (as amended, restated, and supplemented from time to time, the “Partnership Agreement”) and subscription agreement (as amended, restated, and supplemented from time to time, the “Feeder Fund Subscription Agreement”) of the Feeder Fund, and to take, or agree, acknowledge and consent to the taking of, certain related actions (collectively, the “Transactions”);

WHEREAS, the sole purpose of the Feeder Fund is to acquire shares of Company Common Stock (as defined below), including through participation in the Special Tender Offer (as defined below) and to engage in such other activities as are permitted by the Partnership Agreement or are incidental or ancillary thereto as the Feeder Fund’s general partner shall deem necessary or advisable, all upon the terms and conditions set forth in the Partnership Agreement;

WHEREAS, pursuant to the Partnership Agreement, whenever any consent or vote of the holders of shares of the Company Common Stock is solicited, the Feeder Fund’s general partner shall solicit the consent or vote of the Feeder Fund’s limited partners, including the Investor, and the Feeder Fund’s general partner shall cause the Feeder Fund to provide its consent or vote to the BDC with respect to the shares of Company Common Stock then held by the Feeder Fund in the same ratio as the Feeder Fund’s limited partners, including the Investor, consent or vote under the Partnership Agreement (the “Pass-Through Voting Mechanism”) and the Investor will be considered the Beneficial Owner of such shares of Company Common Stock;

WHEREAS, in connection with the Transactions, Cliffwater Adviser and the Investor are willing to make certain representations, warranties, covenants, and agreements as set forth in this Agreement with respect to the Covered Shares (as defined below); and

WHEREAS, in connection with the Transactions, the BDC has requested that Cliffwater Adviser and the Investor, and Cliffwater Adviser and the Investor have agreed to, execute and deliver this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth below and for other good and valuable consideration, the receipt, sufficiency, and adequacy of which are hereby acknowledged, the Parties hereto, intending to be legally bound, do hereby agree as follows:

1.           Definitions.

When used in this Agreement, the following terms in all of their tenses, cases, and correlative forms shall have the meanings assigned to them in this Section 1.

(a)          “Affiliate” of a Person shall mean any other Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the first Person (it being understood that no portfolio company that would be reflected on an entity’s schedule of investments in accordance with the SEC’s Regulation S-X shall be an Affiliate of such Person).

(b)          “Beneficially Own” or “Beneficial Ownership” has the meaning assigned to such term in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and a Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such rule (in each case, irrespective of whether or not such rule is actually applicable in such circumstance). For the avoidance of doubt, “Beneficially Own” and “Beneficial Ownership” shall also include record ownership of securities and, as used in this Agreement, shall be deemed to include the pro rata portion of shares of the Company Common Stock acquired by the Feeder Fund in the Special Tender Offer or otherwise over which Cliffwater Adviser or the Investor has, or will have, voting power pursuant to the Pass-Through Voting Mechanism or otherwise.

(c)          “Beneficial Owner” shall mean the Person who Beneficially Owns the referenced securities.

(d)          “Business Day” shall mean any day other than a Saturday, Sunday or a day on which all banking institutions in New York, New York are authorized or obligated by Law or executive order to close.

(e)          “CGCIM” shall mean Carlyle Global Credit Investment Management L.L.C., the BDC’s investment adviser.

(f)           “Company Common Stock” shall mean shares of common stock, par value $0.01 per share, of the BDC.

(g)          “Covered Shares” shall mean all shares of Company Common Stock directly or indirectly Beneficially Owned by Cliffwater Adviser or the Investor as of the date of this Agreement, together with any and all shares of Company Common Stock that Cliffwater Adviser or the Investor purchases, acquires the right to vote, or otherwise acquires direct or indirect Beneficial Ownership of on the date of or after the execution of this Agreement, all of which shall be subject to the terms and conditions of this Agreement and shall constitute Covered Shares for all purposes of this Agreement. For the avoidance of doubt, the pro rata portion of shares of the Company Common Stock acquired by the Feeder Fund in the Special Tender Offer or otherwise over which Cliffwater Adviser or the Investor has, or will have, voting power pursuant to the Pass-Through Voting Mechanism or otherwise shall constitute Covered Shares for all purposes of this Agreement. In the event of any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares, or the like of the capital stock of the BDC affecting the Covered Shares, the terms of this Agreement shall apply to the resulting securities and such resulting securities shall be deemed to be “Covered Shares” for all purposes of this Agreement.

(h)          “Governmental Authority” shall mean any United States (federal, state or local) or foreign government, or any governmental, regulatory, judicial or administrative authority, agency or commission.

(i)           “Law” shall mean any and all domestic (federal, state or local) or foreign laws, rules, regulations, orders, judgments or decrees promulgated by any Governmental Authority.

(j)           “Lien” shall mean liens, claims, mortgages, encumbrances, pledges, security interests, charges, bailments (in the nature of a pledge or for purposes of security), deeds of trust, easements, options, rights of first refusal or first offer, rights of way, licenses, deeds of restriction, leases, encroachments, other transfer restrictions thereon or servitudes of any kind.

(k)          “Order” shall mean any decree, order, judgment, injunction, temporary restraining order or other order in any Proceeding by or with any Governmental Authority.

(l)           “Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including any Governmental Authority.

(m)         “Proceeding” shall mean an action, suit, arbitration, investigation, examination, litigation, lawsuit or other proceeding, whether civil, criminal or administrative, by or before a Governmental Authority.

(n)          “Special Tender Offer” shall mean that certain cash tender offer to be conducted by the Feeder Fund in accordance with the 1934 Act, and applicable SEC rules, for shares of Company Common Stock pursuant to the terms of the Partnership Agreement.

2.           Representations of Cliffwater Adviser and the Investor.

Each of Cliffwater Adviser and the Investor represent and warrant to the BDC that:

(a)          Disclosure of all Covered Shares Owned. Neither Cliffwater Adviser nor the Investor Beneficially Own any shares of Company Common Stock as of the date of this Agreement. Following consummation of the Special Tender Offer, the Investor will be a Beneficial Owner of shares of the Company Common Stock.

(b)          Power and Authority; Binding Agreement. Each of Cliffwater Adviser and the Investor has full power and authority and legal capacity to enter into, execute, and deliver this Agreement and to perform fully their respective obligations hereunder. This Agreement has been duly and validly executed and delivered by each of Cliffwater Adviser and the Investor and constitutes the legal, valid, and binding obligation of each of Cliffwater Adviser and the Investor, enforceable against each of Cliffwater Adviser and the Investor, respectively, in accordance with its terms except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally.

(c)          No Conflict. The execution and delivery of this Agreement by Cliffwater Adviser and the Investor do not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any Law applicable to either of Cliffwater Adviser or the Investor or result in any breach of or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration, or cancellation of, or result in the creation of any Lien on any of the Covered Shares (whether concurrent with the execution of this Agreement or upon the subsequent acquisition by Cliffwater Adviser or the Investor of Beneficial Ownership of shares of Company Common Stock) pursuant to, any agreement or other instrument or obligation including organizational documents, if applicable, binding upon either of Cliffwater Adviser or the Investor or any of the Covered Shares.

(d)          No Consents. No consent, approval, Order, or authorization of, or registration, declaration, or filing with, any Governmental Authority or any other Person on the part of either of Cliffwater Adviser or the Investor is required in connection with the valid execution and delivery of this Agreement.

(e)          No Litigation. There is no Proceeding pending against, or, to the knowledge of Cliffwater Adviser or the Investor, threatened against or affecting, Cliffwater Adviser or the Investor that could reasonably be expected to materially impair or materially adversely affect the ability of Cliffwater Adviser or the Investor to perform their respective obligations hereunder or to consummate the transactions contemplated by this Agreement on a timely basis.

3.           Representations of the BDC.

The BDC represents and warrants to Cliffwater Adviser and the Investor that:

(a)          Power and Authority; Binding Agreement. The BDC has full power and authority and legal capacity to enter into, execute, and deliver this Agreement and to perform fully its obligations hereunder. This Agreement has been duly and validly executed and delivered by the BDC and constitutes the legal, valid, and binding obligation of the BDC, enforceable against the BDC in accordance with its terms except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally.

(b)          No Conflict. The BDC represents and warrants that the execution and delivery of this Agreement by the BDC do not, and the consummation of any transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any Law applicable to the BDC or result in any breach of or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, any agreement or other instrument or obligation including organizational documents, if applicable, binding upon the BDC.

(c)          No Consents. No consent, approval, Order, or authorization of, or registration, declaration, or filing with, any Governmental Authority or any other Person on the part of the BDC is required in connection with the valid execution and delivery of this Agreement.

(d)          No Litigation. There is no Proceeding pending against, or, to the knowledge of the BDC, threatened against or affecting, the BDC that could reasonably be expected to materially impair or materially adversely affect the ability of the BDC to perform its obligations hereunder or to consummate the transactions contemplated by this Agreement on a timely basis.

4.           Voting Rights. Due to the Investor’s investment policies applicable to it under the 1940 Act, in the event that, and for so long as, the Investor, together with Cliffwater Adviser (collectively with the Investor, the “Covered Cliffwater Entities”), Beneficially Own more than 4.99% of the outstanding shares of Company Common Stock, the Investor and Cliffwater Adviser hereby irrevocably agree not to vote or cause to be voted, and forego and waive any “voting rights” any such Covered Cliffwater Entity has in respect of, such number of Covered Shares that exceeds 4.99% of the then-outstanding shares of Company Common Stock. For purposes of this Agreement, “voting rights” shall be rights deemed to be the equivalent to the right to vote for the election or removal of a director under applicable interpretations of the term “voting security” under the 1940 Act by the Securities and Exchange Commission or its staff, but for the avoidance of doubt, matters that are presented to the Investor in connection with voting and consent rights afforded to the limited partners of the Feeder Fund under the Partnership Agreement that do not constitute “voting rights” under the 1940 Act, shall not be subject to the provisions of this paragraph.

5.           Term and Effectiveness. This Agreement shall become effective and binding upon the Parties hereto as of the first date written above.

6.           Termination. This Agreement shall continue until terminated by mutual written agreement of the Parties hereto or by written notice from any Party upon material breach by another Party of its obligations hereunder, in each case upon at least 60 days’ written notice. Nothing in this Section 6 shall relieve or otherwise limit the liability of any Party for any intentional breach of this Agreement prior to such termination.

7.           Further Assurances. Each of Cliffwater Adviser and the Investor agrees, from time to time, and without additional consideration, to execute and deliver such additional proxies, documents, and other instruments and to take all such further action as the BDC may reasonably request to consummate and make effective the transactions contemplated by this Agreement.

8.           Specific Performance. Each Party hereto acknowledges that it will be impossible to measure in money the damage to the other Party if a Party hereto fails to comply with any of the obligations imposed by this Agreement, that every such obligation is material and that, in the event of any such failure, the other Party will not have an adequate remedy at Law or damages. Accordingly, each Party hereto agrees that injunctive relief or other equitable remedy, in addition to remedies at Law or damages, is the appropriate remedy for any such failure and will not oppose the seeking of such relief on the basis that the other Party has an adequate remedy at Law. Each Party hereto agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with the other Party’s seeking or obtaining such equitable relief.

9.           Entire Agreement. Except as set forth herein, this Agreement (including the exhibits, annexes and appendices hereto) constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof. The provisions of this Section 9 shall survive any termination of this Agreement.

10.         Notices. Except as otherwise noted, all notices, including all information that any Party is required to provide under the terms of this Agreement, shall be in writing and shall be delivered to the relevant contacts identified below (which may be changed from time to time upon written notice to the other party) by (a) Federal Express or other comparable international overnight courier; (b) registered or certified mail, postage prepaid, return receipt requested; or (c) e-mail (to all parties set forth below):

If to the BDC:

Carlyle Credit Solutions, Inc.

c/o Carlyle Global Credit Investment Management L.L.C.

One Vanderbilt Avenue, Suite 3400

New York, NY 10017

Attention: Joshua Lefkowitz

E-mail: Joshua.lefkowitz@carlyle.com

Telephone: (212) 813-4900

with a copy (which shall not constitute notice) to:

Dechert LLP

Three Bryant Park

1095 Avenue of the Americas

New York, NY 10036

Attention: Richard Horowitz, Esq.

E-mail: richard.horowitz@dechert.com

Telephone: (212) 698-3525

If to Cliffwater Adviser and/or the Investor:

If to Cliffwater Adviser:

Cliffwater LLC

4640 Admiralty Way, 11th Floor

Marina del Rey, CA 90292

Attention: Jonathan Rogal, Esq.

E-mail: legal@cliffwater.com

Telephone: (310) 448-5000

If to the Investor:

Cliffwater Corporate Lending Fund

c/o Cliffwater LLC

4640 Admiralty Way, 11th Floor

Marina del Rey, CA 90292

Attention: Jonathan Rogal, Esq.

E-mail: legal@cliffwater.com

Telephone: (310) 448-5000

with a copy in each case (which shall not constitute notice) to:

Dechert LLP

1900 K Street NW

Washington, DC 20006

Attention: William J. Bielefeld, Esq.

E-mail: William.bielefeld@dechert.com

Telephone: (202) 261-3386

All notices, demands or requests so given will be deemed given when actually received; provided that any notice received by electronic mail or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) or on any day that is not a Business Day shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day; provided, further, that notice of any change to the address or any of the other details specified in or pursuant to this Section 10 shall not be deemed to have been received until, and shall be deemed to have been received upon, the later of the date specified in such notice or the date that is two (2) Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 10. The provisions of this Section 10 shall survive any termination of this Agreement.

11.         Miscellaneous.

(a)          Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed and construed in accordance with the Laws of the State of New York applicable to contracts made and performed entirely within such state, without regard to any applicable conflicts of law principles that would cause the application of the Laws of another jurisdiction, except to the extent governed by the 1940 Act, in which case the latter shall control. The Parties hereto agree that any Proceeding brought by any Party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the state courts in New York County, New York, or if jurisdiction over the matter is vested exclusively in federal courts, the United States District Court for the Southern District of New York, and the appellate courts to which orders and judgments therefore may be appealed (collectively, the “Acceptable Courts”). Each of the Parties hereto submits to the jurisdiction of any Acceptable Court in any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby, and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such Proceeding. Each Party hereto irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any Proceeding in any such Acceptable Court or that any such Proceeding brought in any such Acceptable Court has been brought in an inconvenient forum. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. Each Party hereto (a) certifies that no representative of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver, (b) certifies that it makes this waiver voluntarily and (c) acknowledges that it and the other Parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 11(a).

(b)          Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

(c)          Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. This Agreement shall become binding when any two or more counterparts thereof, individually or taken together, bear the signatures of the parties hereto. For purposes hereof, a facsimile copy of this Agreement, including the signature pages hereto, shall be deemed an original.

(d)          Section Headings. All section headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(e)          Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective permitted successors and assigns. Any attempted assignment in violation of this Section 11(e) shall be null and void.

(f)           No Third-Party Beneficiaries. Except as expressly set forth herein, this Agreement is not intended to and shall not confer upon any Person other than the Parties hereto any rights or remedies hereunder.

(g)          No Investment Limitations. The Parties confirm that nothing herein shall be deemed to prohibit any Party or any of its Affiliates from: (i) making investments generally in other entities engaged in investment activities similar to those of, or with a similar investment strategy to, the BDC or the other Parties hereto; or (ii) investing directly in any investment opportunity which falls within the BDC’s investment parameters.

(h)          Survival. The provisions of this Section 11 shall survive any termination of this Agreement.

(i)           Amendment. This Agreement may be amended by mutual written consent of the Parties. No amendment, modification, or supplement of any provision of this Agreement will be valid or effective unless made in writing and signed by a duly authorized representative of each Party.

[Remainder of page intentionally left blank; signature pages follow]

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement as of the date first written above.

Carlyle Credit Solutions, Inc.

By:	/s/ Tom Hennigan
Name: Tom Hennigan
Title: Chief Financial Officer

CLIFFWATER CORPORATE LENDING FUND

By:	/s/ Stephen Nesbitt
Name: Stephen Nesbitt
Title: President

CLIFFWATER LLC

By:	/s/ Stephen Nesbitt
Name: Stephen Nesbitt
Title: Chief Executive Officer